EXHIBIT 9.1

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                      IN AND FOR NEW CASTLE COUNTY


CENTERPOINT CORPORATION, BION                   )
ENVIRONMENTAL TECHNOLOGIES, INC., for           )
themselves,                                     )
               - and -                          )
                                                )
RICHARD ANDERSON and JOSEPH FOGLIA, on          )
behalf of themselves and all others similarly   )
situated,                                       )  Civil Action No. 2968-VCP
                         Plaintiffs,            )
               -v.                              )
                                                )
COMTECH GROUP, INC. (f/k/a TRIDENT ROWAN        )
GROUP, INC.), OAM S.p.A., INVESTEC ERNST &      )
COMPANY, MARK S. HAUSER, HOWARD CHASE, GIANNI   )
BULGARI, MARK SEGALL, WILLIAM SPIER, EMMANUAEL  )
ARBIB and TAMARIX CAPITAL CORPORATION,          )
                                                )
                         Defendants.            )

                        STIPULATION AND AGREEMENT OF
                     COMPROMISE, SETTLEMENT AND RELEASE

     The parties to the above captioned action (the "Action"), by and through their respective attorneys, propose the following Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation" or "Settlement Agreement") for approval by the court in the Action (the "Court"):

                                  WHEREAS:

     (A). Plaintiffs Richard Anderson and Joseph Foglia (together, the "Representative Plaintiffs") are stockholders of Plaintiff Bion Environmental Technologies, Inc. ("Bion") and together have held their Bion stock at all relevant times. Plaintiff Centerpoint Corporation ("Centerpoint") is a Delaware corporation that is currently majority-owned by Bion. Bion, Centerpoint and the Representative Plaintiffs are collectively referred to herein as the "Plaintiffs." Mark Smith is a resident of the State of Colorado, and has acted at various times as an officer, director, employee, and/or shareholder of Centerpoint and/or Bion. (Whenever this Stipulation refers to 'Mark Smith," the Stipulation refers to Mr. Smith both in his individual capacity and in all capacities, whether as an officer, director, employee, shareholder, and/or otherwise, that he has held with respect to Centerpoint and/or Bion.)

     (B). Individual defendants Mark S. Hauser ("Hauser"), Howard Chase ("Chase"), William Spier ("Spier"), and Gianni Bulgari ("Bulgari") are former directors of Centerpoint, and are sometimes referred to herein as the "Centerpoint Director Defendants." Defendant Emmanuel Arbib ("Arbib") is also a former director of Centerpoint who resigned his position prior to January 2002.

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     (C).  Defendant Mark Segall ("Segall") was at all relevant times a
Senior Vice President and director of investment banking at defendant Investec Ernst & Company ("Investec"), which was a financial advisor to Centerpoint.

     (D). Defendant Tamarix Capital Corporation ("Tamarix") is a Delaware corporation that is owned by Defendant Hauser, who is also Tamarix's managing director. Tamarix previously was engaged as a consultant to Bion during the relevant time period.

     (E). Defendant Comtech Group, Inc. (f/k/a Trident Rowan Group, Inc. ["TRG"]) is the parent company of Defendant OAM, S.p.A. ("OAM"), which in turn owned a 57.7% interest in Centerpoint at all pertinent times prior to January 2002. The Centerpoint Director Defendants and Defendants Arbib and Segall were at all relevant times directors and/or officers of TRG and/or its subsidiary OAM. In May 2004, TRG entered into a merger agreement which closed during July 2004 at which time TRG's name was changed to Comtech Group, Inc. ("Comtech") (TRG and Comtech are collectively referred to in this Stipulation as "TRG/Comtech." TRG/Comtech, OAM, the Centerpoint Director Defendants, Arbib, and Segall are collectively referred to herein as the "TRG Group.")

     (F). TRG/Comtech, Investec, and Tamarix are collectively referred to herein as the "Defendants."

     (G). In August/September 2000, Centerpoint sold all of its operating subsidiaries to an Italian corporation, Aprilia S.p.A ("Aprilia"). After the sale of these operating subsidiaries, Centerpoint's assets consisted mainly of the $13 to $14 million (after paying all loans and preferred stock) of cash generated by those sales.

     (H). As part of the transaction in which Centerpoint sold its operating subsidiaries to Aprilia, an escrow account (the "Aprilia Escrow") was established at an Italian financial institution. The purpose of the Aprilia Escrow was to provide funds to cover certain claims that might be asserted against Centerpoint or Aprilia. The agreement between Centerpoint and Aprilia that established the Aprilia Escrow states that if any funds remain in the Aprilia Escrow on a specified date in 2007, then all such funds shall be delivered to Centerpoint. As of the date of this Settlement Agreement, certain funds are remaining in the Aprilia Escrow.

     (I). Plaintiffs contend that, in 2000 and later years, the Defendants, through the Centerpoint Director Defendants, took certain actions with respect to Centerpoint that breached their fiduciary duties to and caused injury to Centerpoint and to the minority shareholders of Centerpoint. Such actions are described in greater detail in the Complaint (as defined below), and such actions include without limitation the award of certain severance packages that the Plaintiffs contend to have been excessive, the allegedly improper approval of certain loans to one or more of the members of the TRG Group, the alleged failure to make certain filings for Centerpoint with the United States Securities and Exchange Commission, and the allegedly inappropriate diversion of assets from Centerpoint to one or more members of the TRG Group. Plaintiffs further contend that in 2001 and later years, the

Defendants breached their fiduciary duties to and caused injury to Bion and to the shareholders of Bion. Such actions are described in greater detail in the Complaint (as defined below), and such actions include without limitation the approval of certain consulting agreements, the allegedly improper handling of an Adjustment Provision (as defined in the Complaint) that allegedly interfered with the ability of Bion to obtain financing, and the allegedly improper handling of certain Claims that were owned by Centerpoint and of the settlement of those Claims (as defined in the Complaint). On January 16, 2002, Centerpoint announced that it had entered into a transaction in which Centerpoint, among other things, paid $8.5 million to Bion, and Centerpoint acquired 19 million shares of the stock of Bion (the "Bion Investment"). The Bion Investment and certain related transactions gave rise to claims that have been the subject of an action, titled TCMP 3 Partners LLP et. al. v. Mark S. Hauser, et. al., C.A. No. 170-N, which action was commenced in the Court in January 2004 (the "TCMP Action"). Taken together, all of the transactions that are referred to in this paragraph (including without limitation the Bion Investment) and/or that are alleged in the Complaint to have been entered into and/or approved by the Defendants and to have caused injury to Centerpoint, or to Bion, or to the shareholders of Bion, are referred to herein as the "Centerpoint and Bion Transactions."

     (J). Plaintiffs subsequently made known to Defendants their belief that certain potential claims for breach of fiduciary duties existed against the Defendants in connection with the Centerpoint and Bion Transactions, and other matters more fully described in the Complaint that will be filed in the Court at the same time as this stipulation is filed. The parties to this Action subsequently engaged in extensive arm's length discussions and negotiations relating to a settlement of the Action. (In this Stipulation, the terms "Party" and/or "Parties" refer to all persons and entities that either (i) are named as parties in this Action or (ii) have executed this Stipulation, whether through counsel or otherwise, and thus have agreed to be bound by one or more provisions of this Stipulation.) These negotiations took place during the pendency of the TCMP Action. The TCMP Action, which, as of the date of this Settlement Agreement, is still pending before the Court, asserted derivative claims on behalf of Centerpoint and class claims on behalf of a defined class of Centerpoint stockholders (the "TCMP Action Class"). The TCMP Action involves claims relating to certain of the Centerpoint and Bion Transactions, among other things. In July 2004, the plaintiff in the TCMP Action reached a tentative agreement to settle the TCMP Action, subject to Court approval, with certain defendants in that action that are also Defendants in this Action (the "Initial Settlement"). The Initial Settlement, as of the date of this Settlement Agreement, has not yet been approved by the Court. In October 2004, the plaintiff in the TCMP Action for the first time added claims against Bion and against certain other newly added defendants.

     (K). The Defendants threatened to add David Mitchell ("Mitchell") and Barry Fingerhut ("Fingerhut"), who were former directors of Bion (Mitchell only) and Centerpoint (Mitchell and Fingerhut), as third-party defendants in any action brought by Bion, Centerpoint, or Bion shareholders.

     (L). Following negotiations occurring from September 2005 to January 2006, the Parties to this Action, together with Mitchell, Fingerhut, Mark

Smith, and the plaintiff in the TCMP Action, reached an agreement in principle, subject to Court approval, to resolve this matter (the
"Settlement") and to reach a final resolution of the TCMP Action (the "TCMP Action Settlement"). The Settlement, on behalf of Centerpoint and Bion and the Class for which this Action was brought, is memorialized in this Stipulation.

     (M). Although Plaintiffs believe that the claims asserted in the Action have merit, they also believe that the Settlement will provide benefits to the Class (as defined below), to Centerpoint, and to Bion, and that such benefits are substantial, immediate, and sufficient when weighed against the attendant risks of continued litigation to warrant resolution of the Action. In addition to the financial benefits provided by the Settlement to the Class, to Centerpoint and to Bion, the Plaintiffs and their counsel have considered the expense and length of time necessary to prosecute the Action through trial, the defenses available to Defendants, the uncertainties of the outcome of the Action, and the fact that resolution of the Action, if the Court found in Plaintiffs' favor, would likely be submitted for appellate review, as a consequence of which it could further delay a final adjudication of the Action. In light of these considerations, the extensive arms' length settlement negotiations, and the Plaintiffs' Counsel's investigation and thorough review of the available evidence including documents available to Bion and discussions with Mark Smith, and the legal principles applicable in this Action, the Plaintiffs and their counsel have determined that the terms of the Settlement are fair, reasonable, and adequate, and that it is in the best interests of the Class, Centerpoint and Bion to settle the Action on the terms set forth herein.

     (N). Although the Defendants have denied, and continue to deny, that any of them has violated any law or breached any duty owed to Centerpoint or to Bion or to the members of the Class, the Defendants also consider it to be desirable that the Action be settled and dismissed, subject to the terms and conditions herein, because the Settlement will (i) halt the substantial expense, inconvenience and distraction of continued litigation of Plaintiffs' claims, and (ii) finally put to rest all claims of Class members, Centerpoint, and Bion arising out of, or relating in any way to, the Centerpoint and Bion Transactions.

     NOW, THEREFORE, IT IS HEREBY STIPULATED, CONSENTED TO AND AGREED, by and among the undersigned individuals and/or counsel, on behalf of their respective clients and the Class, and subject to certification of the Class for the purposes of this Stipulation and the approval of the Court pursuant to Chancery Court Rule 23, that the Action shall be settled, compromised, and dismissed as to all the Defendants and all other Released Parties, with prejudice and without court costs to any party (except as stated below), upon and subject to the following terms and conditions:

                           ADDITIONAL DEFINITIONS

     1. As used in this Stipulation and the related documents annexed hereto as exhibits, which exhibits are incorporated by reference in this Stipulation, the following terms (not already defined in the recitals set forth above) shall have the meanings set forth below:

          (a) "January 2002 Class" means all shareholders who owned shares of the common stock of Bion at the close of trading on January 15, 2002, or who owned debt in Bion at the close of business on January 15, 2002, that was subsequently converted into shares of the common stock of Bion. Excluded from the January 2002 Class are the Defendants, as well as any person, firm, trust, corporation or other entity affiliated with any of the following: (i) the Defendants; or (ii) the Released Parties (as defined below).

          (b) "Class of Current Shareholders" means all shareholders who owned the common stock of Bion at the close of trading on May 11, 2007. Excluded from the Class of Current Shareholders are the Defendants, as well as any person, firm, trust, corporation or other entity affiliated with any of the following: (i) the Defendants; or (ii) the Released Parties (as defined below). (In this Stipulation, the January 2002 Class and the Class of Current Shareholders are collectively referred to as the "Class.")

          (c) "Class Counsel" or "Plaintiff's Counsel" means Krys Boyle, P.C. and Richards, Layton & Finger, P.A.;

          (d) "Defendants' Counsel" means Kramer Levin Naftalis & Frankel LLP and Ashby & Geddes, P.A.

          (e) The "Effective Date" of this Settlement shall be the day after the day on which the Order and Final Judgment described in Paragraph 14 becomes Final;

          (f) An order of the Court becomes "Final" on (a) the date on which the time for an appeal from that order has expired without any notice of appeal having been filed, or (b) if there is an appeal of such order, the date of final affirmation thereof. In addition, the Order and Final Judgment shall not become Final until, if separately ordered, any orders awarding fees and expenses to Class Counsel have become Final;

          (g) "Hearing Date" means the date set by the Court to consider whether the Settlement shall be approved;

          (h) "Notice" means the form of the Notice of Pendency of Class Action, Class Action Determination, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear, a copy of which is attached hereto as Exhibit A;

          (i) "Person" means, without limitation, any individual, corporation, partnership or other entity, and his, her or its legal representative;

          (j) "Released Parties" means TRG/Comtech, Investec, OAM, Arbib, Hauser, Chase, Spier, Segall, Bulgari, Tamarix, Mitchell, Fingerhut, and any other party that received a release in the TCMP Action and who is not a current officer or director of Bion, and each of their respective present, former, and/or future officers, directors, employees, agents, attorneys, accountants, insurers and reinsurers (including, but not limited to, Zurich American Insurance Company as the issuer of Policy No. DOC 5258231 00 and

United States Fire Insurance Company), representatives, affiliates, associates, parents and subsidiaries and each of their respective heirs, executors, administrators, successors and assigns;

          (k) "Released Claims" means any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, that have been or could have been asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any and all claims arising under federal or state law relating to alleged fraud, breach of duty, negligence, violations of any federal securities laws or otherwise) by or on behalf of any Party to the Action and/or any member of the Class, whether individual, class, derivative, representative, legal, equitable, or other type, or in any other capacity, against any of the Released Parties, which have arisen from any of the facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth in, or otherwise related to the Complaint filed in the Action, or that arise from or relate to, in any way, directly or indirectly, any one or more of the Centerpoint and Bion Transactions or any one or more of the actions of any one or more of the Released Parties concerning or in connection with Centerpoint or Bion; provided however that the Released Claims shall not include the right to enforce the terms of the Settlement as finally approved by the Court; and

          (l) The "Plan of Allocation" means the contemplated distribution of the Net Settlement Proceeds consistent with paragraph 4, below.

                         DEFENDANTS' SETTLEMENT PAYMENT

     2.   To resolve the Released Claims, TRG/Comtech and OAM shall surrender
(a) 100% of all shares and warrants in Bion and Centerpoint held by TRG/Comtech and OAM, which includes 144,240 shares of Bion common stock and a warrant to purchase 100,000 shares of Bion common stock (the "Bion Warrants") (upon final approval of this settlement, Bion has agreed to remove the collar provision in this warrant), (b) 100% of all shares in Centerpoint held by TRG/Comtech and OAM (which includes 140,000 shares of Centerpoint common stock), (c) 100% of the rights, title, and interest that TRG/Comtech and/or OAM has to and in the Aprilia Escrow, and (d) 100% of the rights, title, and interest that TRG/Comtech and/or OAM has to and in any proceeds from, litigation related to, settlement of, or other resolution of any claims to the Aprilia Escrow (an "Aprilia Action"). Such shares, warrants, and assignment of rights, title and interest in the Aprilia Escrow and any Aprilia Action shall constitute the "Defendants' Settlement Proceeds." The Defendants' Settlement Proceeds shall be delivered to Plaintiffs' Counsel on the Effective Date of this Settlement. The Plaintiffs and the Defendants shall enter into such other agreements and shall execute such other documents as shall be reasonably required to effect the transfer of Defendants' Settlement Proceeds that is called for by this Stipulation. On the Effective Date, Plaintiffs' Counsel shall disburse any or all of the Defendants' Settlement Proceeds consistent with the terms of this Stipulation and any applicable securities laws.

                    PAYMENT BY MITCHELL'S INSURANCE CARRIER

     3. To resolve the Released Claims, Mitchell's Insurer, U.S. Fire Insurance Co. ("U.S. Fire") shall pay a total of $150,000 into the trust account maintained by Krys Boyle, P.C. (the "Insurance Proceeds"). Those Insurance Proceeds shall be paid within ten (10) business days following U.S. Fire receiving notice of the entry of the preliminary order scheduling the Settlement Hearing and approving the form of Notice (the "Scheduling Order"). Promptly upon entry of the Scheduling Order, Plaintiffs' Counsel shall give notice of the Scheduling Order to U.S. Fire. On the Effective Date, Plaintiffs' Counsel shall disburse any or all of the Insurance Proceeds consistent with the terms of this Stipulation.

              PLAN OF DISTRIBUTION AND AWARD OF ATTORNEY'S FEES

     4. (A) Krys Boyle, P.C. had agreed with the Plaintiffs that it shall file a fee application for 10 percent of the Defendants' Settlement Proceeds (by accepting 10 percent of each component part of the Defendants' Settlement Proceeds) and 10 percent of the Insurance Proceeds. The 10 percent of the Defendants' Settlement Proceeds and 10 percent of the Insurance Proceeds would be in addition to a reduced hourly billing rate that Krys Boyle, P.C. has billed to Bion and Centerpoint in connection with pursuit of the claims in this Action and in defense of the TCMP Action. In addition, Plaintiffs have agreed that Wolf Popper LLP, counsel for TCMP, may file a fee application for $20,000 in connection with this matter. All of the Parties to this Stipulation have agreed not to object to Wolf Popper's fee application for $20,000, and not to solicit, directly or indirectly, any objections to that fee application.

          (B) A portion of the Net Settlement Proceeds (defined to include the Defendants' Settlement Proceeds, as described in paragraph 2, plus the Insurance Proceeds, less attorneys' fees as set forth above) shall be distributed to Centerpoint and Bion to settle their respective direct claims, in the following manner:

               (i) Bion shall receive $85,000 and 70% of the assignment, pursuant to this Stipulation, of the rights, title, and interest of TRG/Comtech and/or OAM in the Aprilia Escrow and the Aprilia Action.

               (ii) Centerpoint shall receive $25,000 and 20% of the assignment, pursuant to this Stipulation, of the rights, title, and interest of TRG/Comtech and/or OAM in the Aprilia Escrow and the Aprilia Action.

          (C) The Class of Current Shareholders shall receive no additional consideration other than the indirect consideration that Bion is receiving in this settlement.

          (D) The January 2002 Class shall receive $5,000 for administrative expenses and the remaining securities which would include (after subtracting Krys Boyle, P.C.'s ten-percent) 90% of the Bion shares that are part of the Defendants' Settlement Proceeds, 90% of the Centerpoint shares that are part of the Defendants' Settlement Proceeds, and 90% of the Bion warrants that are part of the Defendants' Settlement Proceeds (collectively the "Class Net Settlement Proceeds").

          (E) The Class Net Settlement Proceeds shall be distributed in accordance with the Plan of Allocation that is attached hereto as Exhibit B.

                         RELATION TO OTHER SETTLEMENTS

     5. This Settlement is contingent upon the Court's approval of the settlement of the TCMP Action, including any modifications to that settlement that may be agreed upon by the parties to the TCMP Action (the "Final TCMP Settlement"), and to the Final TCMP Settlement becoming final.

     6. The Plaintiffs and Mark Smith agree that (a) they shall withdraw or cause the withdrawal of all pending objections to the Initial Settlement of the TCMP Action, and they shall not solicit, directly or indirectly, any objections to the Initial Settlement of the TCMP Action, (b) they shall not object to or solicit, directly or indirectly, any objections to the Final TCMP Settlement or to any renewed or revised settlement of the TCMP Action,
(c) they shall not object to or solicit, directly or indirectly, any objections to the Settlement of this Action, and (d) with respect to the Released Claims that are the subject of this Stipulation, they shall not solicit, directly or indirectly, any other person to assert any one or more of the Released Claims against any one or more of the Released Parties.

                                SCHEDULING ORDER
     7. As soon as practicable after this Stipulation has been executed, the parties hereto shall jointly apply to the Court for approval of the Scheduling Order, in the form attached hereto as Exhibit C:

          (a) Preliminarily certifying the Class, pursuant to Chancery Court Rule 23(b)(1) and 23(b)(2) for settlement purposes; preliminarily certifying the Representative Plaintiffs as being representative of the Class; preliminarily certifying Plaintiff's Counsel as counsel for the Class;

          (b) Directing that a hearing be held by the Court (the "Settlement Hearing") to determine, among other things:

               (i) whether the Court should approve the Settlement (including the Plan of Allocation referred to herein) and enter an Order and Final Judgment dismissing the Action pursuant to Chancery Court Rule 23(e) with prejudice and on the merits, each party to bear its own costs (except as expressly provided herein), and extinguishing and releasing any and all Released Claims as against any and all Released Parties;

               (ii) whether, in the event that the Court approves the Settlement, to grant Class Counsel's application for an award of attorneys' fees and for the reimbursement of expenses that they may make in accordance with the Stipulation;

               (iii) whether the Class should be permanently certified; and

               (iv) such other matters as the Court may deem necessary and appropriate.

          (c) Approving the form of the Notice and providing that a copy of the Notice, substantially in the form attached hereto as Exhibit A, shall be mailed by the Defendants at least forty-five (45) days prior to the Settlement Hearing, in the name of the Register in Chancery or by the direction of the Court, to all Class members at their last known addresses appearing in the records maintained by or on behalf of Bion;

          (d) Determining that the procedure for providing the Notice to the Class is sufficient under the circumstances and consistent with the provisions of Chancery Court Rule 23 and the requirements of due process;

          (e) Directing that members of the Class must submit objections, if any, to the Settlement and/or to the application by Class Counsel for an award of fees and reimbursement of expenses, in the manner enumerated in the Notice, on or before a date to be fixed by the Court, and

          (f) Requesting all record holders in the Class who were not also the beneficial owners of the shares of Bion held by them of record to forward the Notice to such beneficial owners of those shares. Additional copies of the Notice will be made available to record holders for this purpose upon request.

                          NO RIGHT TO OPT-OUT OF CLASS

     8. Members of the Class shall not have the ability to opt-out of the Class. Rather, the Class Net Settlement Proceeds and Insurance Proceeds shall be distributed to Class Members in accordance with the Plan of Allocation, described below.
                          NOTICE AND ADMINISTRATION COSTS

     9. The Defendants shall give Notice to the Class. For purposes of providing such Notice, the Defendants shall use a list or lists of Bion shareholders (collectively, the "List") that Bion will provide to the Defendants and that will be intended to give the most complete and effective notice to the Class as is practicable in the circumstances, and the Defendants shall send the Notice by U.S. Mail only, to the shareholders identified on the List, at the address indicated for each such shareholder on that List. Except as expressly provided below, the Defendants shall be responsible for the payment of the costs and expenses as incurred related to providing such Notice of the Settlement to the Class members, regardless of whether the Settlement is finally approved by the Court, up to the total of $3,000. To the extent such costs and expenses exceed the amount of $3,000, such additional costs and expenses shall be payable by U.S. Fire. Plaintiff shall have no responsibility for payment of the costs of Notice, regardless of whether or not the Settlement is finally approved by the Court.

                 EFFECT OF DISAPPROVAL, CANCELLATION AND TERMINATION

    10. Each of the Parties shall have the option to withdraw from and terminate the Settlement in the event that (a) the Scheduling Order or the Order and Final Judgment, as defined herein, are not entered substantially in the form specified therein, including with such modifications thereto as may be ordered by the Court with the consent of the parties, or do not both become Final in such substantially specified form, or (b) the Settlement of this Action, the Initial Settlement or the Final TCMP Settlement is not approved by the Court or is disapproved, vacated, or substantially modified on appeal. For purposes of this provision, a disallowance or modification by the Court or on appeal of the fees and expenses provided for herein shall not be deemed to be a modification or disapproval of the Settlement or the Order and Final Judgment.

     If the Settlement proposed herein is terminated pursuant to this paragraph of this Stipulation, or if the Court does not approve the Settlement proposed herein, including any amendment made in accordance with this Stipulation, or if the Court approves this Stipulation but such approval is reversed or vacated or substantially modified on appeal and such order reversing or vacating or substantially modifying the Settlement becomes Final by lapse of time or otherwise, or if any of the conditions to such Settlement is not fulfilled, then (except as otherwise provided herein) the Settlement proposed herein shall be of no further force or effect, this Stipulation and any amendment thereof shall be null and void and without prejudice to any party hereto, any order entered pursuant to this Stipulation (including but not limited to any provisional class certification) shall be withdrawn, vacated, and without any force or effect, and any cash delivered to Plaintiffs' Counsel shall be promptly returned to U.S. Fire and any Defendants' Settlement Proceeds that previously had been delivered to Plaintiffs' Counsel (including without limitation all documents that were entered into in order to effect the delivery of the Defendants' Settlement Proceeds to Plaintiffs' Counsel) shall promptly be returned to TRG/Comtech and/or to OAM, and each party shall be restored to his, her or its respective position as it existed prior to the execution of this Stipulation. If the Settlement does not become effective or is terminated or canceled for any reason, neither the Plaintiffs nor Class Counsel shall have any obligation to repay any amounts paid to provide Notice to the Class, any taxes paid or incurred; or any costs or taxes paid or incurred by Class Counsel.

     If the Settlement does not become effective or is terminated or canceled for any reason, the Plaintiffs agree to promptly dismiss the Complaint without prejudice and to file a complaint in the Supreme Court of the State of New York, County of New York (the "New York Court"). Prior to the execution of this Stipulation, the Plaintiffs and the Defendants entered into a certain Tolling Agreement and amendments to that Tolling Agreement, under which the Defendants agreed that with respect to the periods of time specified in the Tolling Agreement and its amendments, the Defendants would not raise as a defense to such complaint any statute of limitations or similar limitations period, or bar based in whole or in part on a repose period, upon laches, or upon any other failure to institute or commence litigation or other proceedings within a specified period or before a specified date. (To the extent that the terms of that Tolling Agreement and its amendments differ from the description of the terms of the Tolling Agreement and amendments that is set forth in this paragraph of the Stipulation, the terms of the Tolling Agreement and amendments shall govern.) In the event that the Plaintiffs file such a complaint in the New York Court, the Defendants and the Plaintiffs reaffirm their respective obligations under the Tolling Agreement and its amendments.

                                  RELEASES

    11. As of the Effective Date, the Plaintiffs, and Mark Smith (both in his individual capacity and in all capacities, whether as an officer, director, employee, shareholder, and/or otherwise, that he has held with respect to Centerpoint and/or Bion), and all of the members of the Class, and each of the respective present, former and/or future officers, directors, agents, representatives, affiliates, subsidiaries, partners, insurers and reinsurers, heirs, executors, administrators, successors and assigns of the Plaintiffs, and/or of Mark Smith, and/or of the members of the Class (collectively with the Plaintiffs, Mark Smith, and the members of the Class, the "Plaintiff Releasors"), will release the Released Parties from all Released Claims.

    12. As of the Effective Date, the Released Parties will release the Plaintiff Releasors from all Released Claims.

    13. As of the Effective Date, Mitchell and Fingerhut and each of their respective present, former and/or future officers, directors, agents, representatives, affiliates, subsidiaries, partners, insurers and reinsurers, (including, but not limited to Zurich American Insurance Company as the issuer of Policy No. DOC 5258231 00 and United States Fire Insurance Company), and each of their respective heirs, executors, administrators, successors and assigns (the "Mitchell/Fingerhut Releasors") will release the Defendants and each of their respective present, former and/or future officers, directors, agents, representatives, affiliates, subsidiaries, partners, insurers and reinsurers (including, but not limited to Zurich American Insurance Company as the issuer of Policy No. DOC 5258231 00 and United States Fire Insurance Company), and each of their respective heirs, executors, administrators, successors and assigns (collectively, the "Settling Defendant Releasors"), from all Released Claims, and the Settling Defendant Releasors will release the Mitchell/Fingerhut Releasors from all Released Claims. The foregoing releases are subject to the terms and conditions of the Settlement Agreement and Release between and among Centerpoint, Bion, Bion Dairy, Mitchell, Fingerhut, Smith, United States First Insurance Company and Zurich American Insurance Company, as of April 26, 2007, in which David Mitchell retains claims against United States Fire Insurance Company and Zurich American Insurance Company and in which Bion retains claims against United States First Insurance Company..

                          ORDER AND FINAL JUDGMENT

    14. If, after the Notice and the Settlement Hearing provided for herein, the Court approves this Settlement, the Parties shall jointly present to the Court an "Order and Final Judgment" substantially in the form of Exhibit D hereto, among other things:

          (a) Approving the Settlement (including the Plan of Allocation hereinafter referred to), adjudging the terms thereof to be fair, reasonable, adequate and in the best interests of the Class, Centerpoint and Bion, pursuant to Chancery Court Rule 23(e);

          (b) Authorizing and directing performance of the Settlement in accordance with its terms and conditions;

          (c) Permanently certifying the Action as a non-opt-out class action pursuant to Chancery Court Rule 23(b)(1) and 23(b)(2), certifying and defining the Class, appointing the Representative Plaintiffs as the representatives of the Class, and appointing Plaintiffs' Counsel as counsel for the Class;

          (d) Settling, discharging and dismissing the Action with prejudice on the merits, and releasing Defendants and all other Released Parties, and each of them, from the Released Claims, subject only to compliance by the parties with the terms and conditions of this Stipulation and any order of the Court with reference to the Settlement;

          (e) Permanently barring and enjoining Plaintiffs and Mark Smith and all members of the Class from asserting, commencing, prosecuting or continuing, either directly, individually, representatively, or in any other capacity, any of the Released Claims as against any and all Released Parties;

          (f) Determining any award of fees and reimbursement of expenses incurred by Class Counsel and Wolf Popper LLP and reserving jurisdiction over all matters relating to the administration and effectuation of the Settlement; and

          (g) Approving the Stipulation and retaining jurisdiction to enforce its terms in the future.

                        ADMINISTRATION OF THE SETTLEMENT

    15. Plaintiffs' Counsel shall be responsible for supervising the administration of the Settlement and the disbursement of the Class Net Settlement Proceeds (as defined below). Except for the obligation to fund the Settlement in accordance with this Stipulation, the Defendants and U. S. Fire shall have no liability, obligation or responsibility for the administration of the Settlement or disbursement of the Class Net Settlement Proceeds.

    16. All proceedings with respect to the enforcement of this Stipulation, as well as the administration, processing and determination of claims and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

             PLAN OF ALLOCATION OF THE CLASS NET SETTLEMENT PROCEEDS

    17. The Class Net Settlement Proceeds shall be distributed to Class members only after the Effective Date and after: (i) the Court has approved the Plan of Allocation set forth in Exhibit B; (ii) all matters with respect to attorneys' fees, costs, and disbursements have been resolved by the Court, and all appeals therefrom have been resolved or the time therefore has expired; (iii) all costs of administration and taxes have been paid or reserved; and (iv) the Court has entered an order authorizing the specific distribution of the Net Class Settlement Proceeds (the "Class Distribution

Order"); and all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefore has expired. After all such events have occurred, Plaintiffs' Counsel shall distribute (or cause to be distributed) pursuant to the Class Distribution Order the Class Net Settlement Proceeds to members of the Class.

    18. After reasonable and diligent efforts have been made to distribute the Class Net Settlement Proceeds to Class Members and if a proportionate reallocation of any balance remaining in the Net Settlement Proceeds one (1) year after the initial distribution among Class Members is not practicable, then any remaining Class Net Settlement Proceeds shall become the property of Bion.

                         SETTLEMENT NOT AN ADMISSION

    19. This Settlement, whether or not consummated, and any proceedings taken hereunder or orders issued pursuant hereto are not and shall not, in any event, be construed as or deemed to be an admission or concession by the Parties, or any of them, of the truth of any fact alleged or the validity of any claim or defense asserted in the Action or of the liability of the Defendants or any of the other Released Parties. Nor shall this Settlement Agreement, or any papers or orders related to it, or any of the terms thereof, be offered or received in evidence or in any way referred to against the Defendants, any of the other Released Parties, the Plaintiff or any Class members in the Action or in any other legal or administrative proceeding other than as may be necessary to consummate or enforce this Settlement Agreement, unless otherwise ordered by a Court. Nor are they a concession or presumption of any wrongdoing on the part of the Defendants (or any of the other Released Parties). The Defendants have denied, and continue to deny, that they have committed any violation of law, and the Defendants have denied, and continue to deny, the material averments in the Complaint, including without limitation the averments that Plaintiffs and Class members suffered monetary damage by reason of alleged wrongdoing, and the Defendants have entered into this Settlement, among other reasons, in order to avoid the further inconvenience, expense and burden of protracted and costly litigation. Nothing in this Stipulation or Settlement shall be construed to be an admission or concession that the Plaintiffs or any Class members have, in fact, suffered any damage or that the Defendants or any of the other Released Parties are liable to the Plaintiffs or any Class member. Nothing in this Settlement shall be construed to be an admission or concession by the Plaintiffs, Class Counsel or any Class member as to any lack of merit as to the claims in the Action or recoverability with respect to such claims.

                            MISCELLANEOUS PROVISIONS

    20. Within the bounds of all other limitations, rights and obligations set forth in this Settlement Agreement, Plaintiffs and Mark Smith and the Defendants and their respective attorneys will (a) cooperate fully with one another in seeking Court approval of this Settlement Agreement and (b) use their best efforts to effect the consummation of the Settlement and compliance with the provisions hereof.

    21. Pending final determination of whether this Settlement should be approved, no Party shall commence or prosecute any action on behalf of itself or any other person or entity, asserting any Released Claims against any of the Released Parties.

    22. The undersigned Plaintiffs' Counsel hereby represent that they have the authority, on behalf of the Plaintiffs, to execute this Settlement Agreement. The undersigned Settling Defendants' Counsel hereby represent that they have been authorized by their respective clients to execute this Settlement Agreement.

    23. The Plaintiff Releasors and Class Counsel warrant and represent that none of the claims asserted in the Action has been assigned, encumbered or in any manner transferred in whole or in part.

    24. The headings in this Settlement Agreement are solely for the convenience of the attorneys for the Parties and the Court. The headings shall not be deemed to be a part of this Settlement Agreement and shall not be considered in construing or interpreting this Settlement Agreement.

    25. This Settlement Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective subsidiaries, affiliates, directors, officers, employees, heirs, executors, partners, successors, representatives and assigns and any corporation or other entity into or with which any corporate party hereto may merge or consolidate.

    26. This Settlement Agreement may be executed in counterparts and may be filed with the Court with separately executed counterpart signature pages attached. For this purpose, signature pages transmitted by telecopier shall be deemed to be original signature pages.

    27. This Settlement Agreement shall be construed and entered into in accordance with the laws of the State of Delaware without giving regard to Delaware's conflict of law rules. Any action to enforce or challenge the provisions of this Stipulation shall be filed exclusively in the Court of Chancery of the State of Delaware and in no other Court.

    28. The foregoing constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes any prior agreements among the Parties. This Stipulation may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by all Parties hereto.

Dated:  May 21, 2007           Richards, Layton & Finger, P.A.

                               By:  /s/ Srinivas M. Raju
                                    Srinivas M. Raju (#3313)
                               One Rodney Square
                               P.O. Box 551
                               Wilmington, Delaware  19899
                               (302) 651-7700

                               Attorneys for Plaintiffs

Dated:  May 21, 2007           Ashby & Geddes, P.A.

                               By:  /s/ Stephen E. Jenkins
                                    Stephen E. Jenkins (#2152)
                               222 Delaware Ave.
                               P.O. Box 1150
                               Wilmington, DE 19899

                               Attorneys for Defendants

Dated:  May 21, 2007           Edwards, Angell, Palmer & Dodge LLP

                               By:  /s/ Michael J. Maimone
                                    Michael J. Maimone (#3592)
                               919 North Market Street, Floor 15
                               Wilmington, DE  19801
                               (302) 777-7770

                               Attorneys for David Mitchell
                               (as to releases only)

Dated:  May 21, 2007           Bouchard Margules & Friedlander, P.A.

                               By:  /s/ John M. Seaman
                                    John M. Seaman (#3868)
                               222 Delaware Avenue
                               Suite 1400
                               Wilmington, DE 19801
                               Attorneys for Barry Fingerhut
                               (as to releases only)

Dated:  May 21, 2007           Bion Environmental Technologies, Inc.

                               By:  /s/ Mark A. Smith
                                    Mark A. Smith
                               1775 Summitview Way
                               PO Box 566
                               Crestone, Colorado 81131

Dated May 21, 2007             Centerpoint Corporation

                               By:  /s/ Mark A. Smith
                                    Mark A. Smith
                               1775 Summitview Way
                               PO Box 566
                               Crestone, Colorado 81131

Dated:  May 21, 2007           Mark A. Smith, Individually

                               By:  /s/ Mark A. Smith
                                    Mark A. Smith
                               1775 Summitview Way
                               PO Box 566
                               Crestone, Colorado 81131